Exhibit 99.1

Energy XXI Gulf Coast Provides Update on Merger with Affiliates of Cox Oil LLC

HOUSTON – September 10, 2018 – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ: EGC) today provided an update on the merger with affiliates of Cox Oil LLC (“Cox”).

On September 9, 2018, EGC entered into an amendment to the Agreement and Plan of Merger to provide for the closing date of the merger to occur on October 10, 2018. The amendment also provides that Cox cannot refuse to consummate the merger because of any material adverse events occurring on or after September 10, 2018 until the closing date.

As previously disclosed in EGC’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 6, 2018, the merger was approved by EGC’s stockholders at a special meeting that same date. A total of 24,675,571 shares of EGC common stock entitled to vote, representing approximately 73.89% of the shares of EGC common stock outstanding as of the record date of August 3, 2018, were present or represented, in person or by proxy, at the special meeting. At the special meeting, 23,085,021 shares were voted in favor of the merger, representing 69.1% of EGC’s total outstanding shares and 93.5% of the total number of shares voted at the special meeting.

Merger of EGC and Cox

As previously announced on June 18, 2018, the EGC Board of Directors unanimously approved a merger transaction with affiliates of Cox, an independent, privately-held entity that owns and operates assets in the Gulf of Mexico.  Pursuant to the terms of the merger agreement, Cox will acquire all the outstanding shares of EGC common stock for $9.10 per fully diluted share in cash, for a total consideration of approximately $322 million. This represents a 21% premium to EGC’s closing share price on June 15, 2018.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the pending merger transaction with Cox, as well as to EGC’s financial and operating performance on a stand-alone basis prior to the consummation of the merger or if the merger is not consummated. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed. It is not possible to predict or identify all such factors and the following lists of factors should not be considered a complete statement of all potential risks and uncertainties.

With respect to the pending merger transaction between EGC and Cox, those factors include, but are not limited to: (i) the risk that the transaction may not be completed on October 10, 2018 or at all, which may adversely affect EGC’s business and the price of EGC’s stock; (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the EGC’s stockholders; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the transaction, as well as the merger agreement’s limitations on EGC’s conduct of business, on EGC’s business relationships, operating results, and business generally; (v) risks that the proposed transaction disrupts EGC’s current plans and operations; (vi) the possibility that competing offers or acquisition proposals for EGC will be made; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; and (viii) lawsuits, if any, related to the pending merger.

With respect to EGC’s financial and operating performance on a stand-alone basis prior to the consummation of the merger or if the merger is not consummated, those factors include, but are not limited to: (i) our ability to maintain sufficient liquidity and/or obtain adequate additional financing necessary to (A) maintain our infrastructure, particularly in light of its maturity, high fixed costs, and required level of maintenance and repairs compared to other GoM Shelf producers, (B) fund our operations and capital expenditures, (C) execute our business plan, develop our proved undeveloped reserves within five years and (D) meet our other obligations, including plugging and abandonment and decommissioning obligations; (ii) disruption of operations and damages due to maintenance or repairs of infrastructure and equipment and our ability to predict or prevent excessive resulting production downtime within our mature field areas; (iii) our future financial condition, results of operations, revenues, expenses and cash flows; (iv) our current or future levels of indebtedness, liquidity, compliance with financial covenants and our ability to continue as a going concern; (v) recent changes in the composition of our board of directors; (vi) our inability to retain and attract key personnel; (vii) our ability to post collateral for current or future bonds or comply with any new regulations or Notices to Lessees and Operators imposed by the Bureau of Ocean Energy Management; (viii) our ability to comply with covenants under the three-year secured credit facility; and (ix) sustained declines in the prices we receive for our oil and natural gas production.

These risks and uncertainties could cause actual results, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see the risk factors discussed in EGC’s periodic reports filed with the SEC. While EGC makes these statements and projections in good faith, EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI Gulf Coast, Inc. is an exploration and production company headquartered in Houston, Texas that is engaged in the development, exploitation and acquisition of oil and natural gas properties in conventional assets in the U.S. Gulf Coast region, both offshore in the Gulf of Mexico and onshore in Louisiana and Texas. To learn more, visit EGC’s website at www.energyxxi.com.

Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-3171

apetrie@energyxxi.com

Argelia Hernandez

Investor Relations Specialist

713-351-3175

ahernandez@energyxxi.com

3